Exhibit 10.6
Summary of 2004 Compensation Determinations
and 2005 Compensation Criteria

2004 Cash Bonus Awards

On May 6, 2005, the Compensation Committee approved cash bonus awards to the Chief Executive Officer (“CEO”) and each of the other named executive officers, in respect of the year ended December 31, 2004, payable in cash in May 2005. The cash bonus awards were made pursuant to the Company’s Cash Bonus Plan (the “Cash Bonus Plan”).

For 2004, the Compensation Committee determined that the cash bonus component of the potential incentive compensation award be a maximum of 50% of the CEO and each of the other named executive officers’ base salary. The Compensation Committee determined that 75% of the cash bonus award consisted of a Cash Available for Distribution component (the “CAD Component”) and the remaining 25% was based on the Compensation Committee’s subjective determination of the CEO and each of the other named executive officers’ achievement of position specific goals that were agreed to at the time of adopting the Cash Bonus Plan (the “Individual Component”).

The table sets forth the CAD hurdles and the amount of potential CAD that would be earned by the named executive officers upon achieving those hurdles.

CAD HURDLES	% of CAD Component Earned
$13.6m up to $14.0m	50%
$14.0m up to $14.8m	75%
$14.8m or greater	100%

The CAD hurdles became unattainable by the end of 2004 due to acquisition timing and its interplay with our stock offering later in the year in 2004: Because the CAD fell short of the minimum $13.6 million for 2004, none of the named executive officers were eligible for the CAD Component of the cash bonus.

The Individual Component of the bonus, however, consisted of a well-tailored program to meet many of the Company’s intermediate goals for the year, was very successful. All named executive officers met the goals that were set by the Compensation Committee and; therefore, each of the named executive officers was eligible for payout of the Individual Component consisting of between 25% to 50% of their 2004 base salary. This translated into a 12.5% cash bonus award for 2004 for the CEO and each of the other named executive officers.

Based upon the foregoing, the 2004 cash bonus awards were as follows:

Executive Officer	CASH BONUS AWARD
Hasu P. Shah	$28,125
Jay H. Shah	$25,000
Ashish R. Parikh	$21,875
Neil H. Shah	$18,750
Kiran P. Patel	$6,250
David L. Desfor	$6,250

2005 Officer Compensation

On May 6, 2005, the Compensation Committee reviewed the total compensation packages (including annual salary, restricted stock awards and potential bonus awards) for each of the CEO and the other key officers of the Company and made the following recommendations for fiscal year 2005, effective as of May 6, 2005:

Named Executive Officer	SALARY	RESTRICTED STOCK	POTENTIAL CASH BONUS AWARD
Hasu P. Shah, Chief Executive Officer	$300,000	10,000	25% - 50% of base salary
Jay H. Shah, President and Chief Operating Officer	$250,000	25,000	25% - 50% of base salary
Neil H. Shah, Executive Vice President	$200,000	15,000	25% - 50% of base salary
Ashish R. Parikh, Chief Financial Officer	$200,000	15,000	25% - 50% of base salary
David L. Desfor, Treasurer	$100,000	5,000	25% - 50% of base salary
Kiran P. Patel, Secretary	$50,000	1,000	25% - 50% of base salary

The Compensation Committee determined that the CEO, who also serves as Executive Chairman of the Board, and any other executive officers who serve on the Board will not receive any board fees.

On May 6, 2005, the Compensation Committee approved the above referenced grants of restricted stock. The restricted stock awards vest 25% per year, but 100% of the dividends are available to the each of the recipients upon the date of grant. The restricted stock awards will be effective on June 1, 2005.

2005 Cash Bonus Plan

In addition, on May 6, 2005, the Compensation Committee, approved the 2005 Annual Incentive Compensation Plan for executive officers and certain other key employees of the Company (the “Cash Bonus Plan”). The Cash Bonus Plan is not set forth in a written agreement.

For fiscal 2005, the Compensation Committee established opportunities for a cash bonus of between 25% to 50% of base salary under the Cash Bonus Plan that could be earned on the basis of certain financial metrics together with specific individual performance objectives that will be determined by the Compensation Committee. Eligibility for 25% of the bonus award occurs upon an FFO per share increase of 5% from 2004, and 50% of the potential cash bonus award is achieved upon an FFO increase of 10% from 2004. An additional threshold for eligibility for a cash bonus award by the CEO and each of the named executive officers include a dividend payout of less than or equal to 98% of FFO. The Compensation Committee also established additional position specific financial and other performance goals for each of the CEO and named executive officers. Bonus payments under the Cash Bonus Plan will be paid in one annual payment shortly after the end of the 2005 calendar year if the Compensation Committee determines that the performance criteria are met.